Exhibit 99.1

Fairchild Semiconductor Reports Results for the Third Quarter 2011

•	Mobile Analog Sales Increase 11% from Prior Quarter

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance and mobile products, today announced results for the third quarter ended September 25, 2011. Fairchild reported third quarter sales of $403.2 million, down 7% from the prior quarter and 3% lower than the third quarter of 2010.

Fairchild reported third quarter net income of $35.8 million or $0.28 per diluted share compared to $44.9 million or $0.34 per diluted share in the prior quarter and $35.8 million or $0.28 per diluted share in the third quarter of 2010. Gross margin was 35.9 percent compared to 37.1 percent in the prior quarter and 36.4 percent in the year ago quarter.

Fairchild reported third quarter adjusted gross margin of 36.0 percent, down 120 basis points sequentially and 50 basis points from the third quarter of 2010. Adjusted gross margin excludes accelerated depreciation and inventory reserve releases/write offs related to fab closures. Adjusted net income was $44.5 million or $0.34 per diluted share, compared to $54.6 million or $0.41 per diluted share in the prior quarter and $52.8 million or $0.42 per diluted share in the third quarter of 2010. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases/write offs related to fab closures, write off of deferred financing fees, charge for litigation and associated net tax effects of these items and other acquisition-related intangibles.

“We delivered double-digit sales growth for our mobile analog products during the quarter,” said Mark Thompson, Fairchild’s president and CEO. “MCCC sales were flat from the prior quarter which reflects this increase in mobile demand offset by weaker sales into the computing and consumer end markets. PCIA sales were down 10% sequentially due to customers in the consumer, appliance and solar sectors reducing inventories in addition to the normal seasonal weakness for industrial and automotive markets in the second half.

End Markets and Channel Activity

“Mobile and automotive demand was in line with expectations,” stated Thompson. “Computing demand remained muted and we continue to drive inventory lower in the distribution channel for these products. Consumer and solar demand remains weak. Distribution sell-through decreased 9% sequentially which was more than expected and resulted in a modest build of channel inventory. We plan to ship substantially less into the channel than our distribution customers are forecasting for sell through in the fourth quarter. This should enable us to exit this year with a leaner inventory position and be ready to grow sales again in 2012.

Third Quarter Financials

“Gross margin decreased due primarily to lower factory loadings,” said Mark Frey, Fairchild’s executive vice president and CFO. “Margins were also reduced due to 8 inch fab start-up costs. R&D and SG&A expenses were favorable to guidance at $92.2 million due to aggressive cost controls and lower variable compensation. We also generated $19.4 million of free cash flow during the quarter. We increased internal inventory dollars by 2% as we reduced factory loadings nearly as fast as demand slowed.

Forward Guidance

“We expect sales to be in the range of $350 to 370 million for the fourth quarter,” said Frey. “Our current scheduled backlog is nearly sufficient to achieve the low end of this range. We expect adjusted gross margin to be between 32 to 34 percent as we adjust factory loadings in the fourth quarter to reduce inventory. We anticipate R&D and SG&A spending to be approximately flat with third quarter. The adjusted tax rate is forecast at 15 percent plus or minus 3 percent for the quarter. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce fourth quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude accelerated depreciation and inventory reserve releases/write offs related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases/write offs related to fab closures, write off of deferred financing fees, charge for litigation and associated net tax effects of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2011	June 26, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Total revenue	$403.2	$433.2	$414.4	$1,249.4	$1,202.0
Cost of sales (1)	258.4	272.5	263.5	791.9	786.2

Gross margin	144.8	160.7	150.9	457.5	415.8

Gross margin %	35.9%	37.1%	36.4%	36.6%	34.6%

Operating expenses:
Research and development (2)	37.8	39.9	30.5	114.6	88.0
Selling, general and administrative (3)	54.4	58.3	57.3	167.8	165.6
Amortization of acquisition-related intangibles	4.7	4.7	5.5	15.0	16.7
Restructuring and impairments	4.1	2.9	1.3	9.5	3.7
Charge for litigation	—	—	8.0	—	8.0

Total operating expenses	101.0	105.8	102.6	306.9	282.0

Operating income	43.8	54.9	48.3	150.6	133.8
Other expense, net	1.4	3.3	$3.8	5.8	8.8

Income before income taxes	42.4	51.6	44.5	144.8	125.0

Provision (benefit) for income taxes	6.6	6.7	8.7	20.6	22.8

Net income	$35.8	$44.9	$35.8	$124.2	$102.2

Net income per common share:
Basic	$0.28	$0.35	$0.29	$0.98	$0.82

Diluted	$0.28	$0.34	$0.28	$0.95	$0.80

Weighted average common shares:
Basic	126.9	127.9	124.5	127.0	124.8

Diluted	129.9	131.7	$127.1	130.8	128.0

(1) Equity compensation expense included in cost of sales	$1.2	$1.1	$0.9	$3.2	$4.8
(2) Equity compensation expense included in research and development	$1.3	$1.3	$1.0	$3.5	$3.2
(3) Equity compensation expense included in selling, general and administrative	$3.5	$5.6	$2.8	$12.3	$8.4

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2011	June 26, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Net income	$35.8	$44.9	$35.8	$124.2	$102.2
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	4.1	2.9	1.3	9.5	3.7
Accelerated depreciation on assets related to fab closure (1)	0.2	0.3	0.5	0.7	2.7
Write-off of deferred financing fees (1)	—	2.1	2.1	2.1	2.1
Charge for litigation	—	—	8.0	—	8.0
Inventory write off/release associated with fab closure (1)	—	—	(0.1)	—	(0.2)
Amortization of acquisition-related intangibles	4.7	4.7	5.5	15.0	16.7
Associated net tax effects of the above and other acquisition-related intangibles	(0.3)	(0.3)	(0.3)	(1.1)	0.7

Adjusted net income	$44.5	$54.6	$52.8	$150.4	$135.9

Adjusted net income per common share:
Basic	$0.35	$0.43	$0.42	$1.18	$1.09

Diluted	$0.34	$0.41	$0.42	$1.15	$1.06

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2011	June 26, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Gross margin	$144.8	$160.7	$150.9	$457.5	$415.8
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to fab closure	0.2	0.3	0.5	0.7	2.7
Inventory write off/release associated with fab closure	—	—	(0.1)	—	(0.2)

Adjusted gross margin	$145.0	$161.0	$151.3	$458.2	$418.3

Adjusted gross margin %	36.0%	37.2%	36.5%	36.7%	34.8%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income (loss), net income (loss) per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 25, 2011	June 26, 2011	December 26, 2010
ASSETS
Current assets:
Cash and cash equivalents	$433.4	$435.7	$404.6
Short-term marketable securities	0.2	0.2	0.1
Receivables, net	148.7	162.4	156.4
Inventories	259.6	253.4	232.7
Other current assets	57.7	55.6	49.3

Total current assets	899.6	907.3	843.1

Property, plant and equipment, net	746.7	722.9	689.3
Intangible assets, net	70.1	74.8	69.7
Goodwill	169.3	169.4	164.8
Long-term securities	31.5	31.6	30.3
Other assets	52.8	55.3	51.9

Total assets	$1,970.0	$1,961.3	$1,849.1

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$3.8
Accounts payable	140.3	158.1	139.0
Accrued expenses and other current liabilities	149.3	132.1	139.2

Total current liabilities	289.6	290.2	282.0

Long-term debt, less current portion	300.1	300.1	316.9
Other liabilities	75.5	76.8	71.5

Total liabilities	665.2	667.1	670.4

Temporary equity—deferred stock units	2.1	1.9	2.4
Total stockholders’ equity	1,302.7	1,292.3	1,176.3

Total liabilities, temporary equity and stockholders' equity	$1,970.0	$1,961.3	$1,849.1

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 25, 2011	September 25, 2011	September 26, 2010
Cash flows from operating activities:
Net income	$35.8	$124.2	$102.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37.9	113.5	118.9
Non-cash stock-based compensation expense	6.0	19.0	15.9
Deferred income taxes, net	(2.0)	(7.6)	(0.3)
Other	0.7	3.6	3.0
Changes in operating assets and liabilities, net of acquisitions	(5.5)	(30.0)	(2.4)

Cash provided by operating activities	72.9	222.7	237.3

Cash flows from investing activities:
Capital expenditures	(53.5)	(141.6)	(89.5)
Purchase of marketable securities	(0.1)	(0.1)	—
Sale of marketable securities	—	—	1.5
Maturity of marketable securities	—	0.1	0.1
Other	(0.6)	(2.0)	(3.9)
Acquisitions, net of cash acquired	—	(16.5)	—

Cash used in investing activities	(54.2)	(160.1)	(91.8)

Cash flows from financing activities:
Repayment of long-term debt	—	(320.6)	(150.6)
Issuance of long-term debt	—	300.0	—
Proceeds from issuance of common stock and
from exercise of stock options, net	0.2	35.4	0.2
Purchase of treasury stock	(20.3)	(33.1)	(25.6)
Shares withheld for employees taxes	(0.9)	(10.3)	—
Other	—	(5.2)	(0.8)

Cash provided by (used in) financing activities	(21.0)	(33.8)	(176.8)

Net change in cash and cash equivalents	(2.3)	28.8	(31.3)
Cash and cash equivalents at beginning of period	435.7	404.6	415.8

Cash and cash equivalents at end of period	$433.4	$433.4	$384.5

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 25, 2011	September 25, 2011	September 26, 2010
Cash provided by operating activities	$72.9	$222.7	$237.3
Capital expenditures	(53.5)	(141.6)	(89.5)

Free cash flow	$19.4	$81.1	$147.8

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Topaz Partners
Corporate Communications	Investor Relations	Sarah Thomas
(800) 341-0392 X 8728	(207) 775-8660	(781) 404-2427
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	fairchild@topazpartners.com